Exhibit-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-45338 on Form S-8 of our report on the consolidated financial statements dated December 28, 2006, which report expresses an unqualified opinion, and our report on the 2006 information in the consolidated financial statement schedule, which expresses an unqualified opinion of AMCON Distributing Company and subsidiaries, appearing in this Annual Report on Form 10-K of AMCON Distributing Company and subsidiaries for the fiscal year ended September 30, 2006.


McGLADREY & PULLEN
Omaha, Nebraska
December 28, 2006